Exhibit 99.1

Avinger Announces 510(k) Clearance for Lightbox 3

Next-Generation Imaging Console

Redwood City, Calif., January 11, 2021 - Avinger, Inc. (Nasdaq: AVGR), a commercial-stage medical device company marketing the first and only intravascular image-guided, catheter-based system for diagnosis and treatment of Peripheral Artery Disease (PAD), today announced that it has received 510(k) clearance from the U.S. Food & Drug Administration (FDA) for its new Lightbox 3 imaging console.

“We are excited to receive U.S. pre-marketing clearance for the Lightbox 3 imaging console. Our new Lightbox 3 delivers important advancements in imaging, portability and capability,” commented Jeff Soinski, Avinger’s President and CEO. “The Lightbox 3 is designed to accelerate new account acquisition, energize existing users and support new catheter capabilities in the future. We believe the reduced cost and increased portability of this significantly smaller console will be a major factor in efficiently expanding our Lumivascular treatment to new high-volume PAD centers and streamline the adoption of our technology.”

Dr. Jaafer Golzar, Avinger’s Chief Medical Officer, remarked, “Avinger has made significant advances in developing its proprietary portfolio of image-guided catheters with the introduction of three new catheter platforms in the last three years. The new Lightbox 3 represents the next leap forward with the release of an advanced imaging console designed to improve the user experience and support increased utilization of Avinger’s image-guided devices. I am confident that the high-definition imaging and simplified user interface provided by the Lightbox 3 will facilitate positive patient outcomes in the hands of both new and experienced physicians.”

Lightbox 3 incorporates advanced features, including an advanced solid-state laser for enhanced high-definition OCT imaging, a more powerful computing platform, and a redesigned software system with a highly intuitive user interface that emphasizes efficiency and ease-of-use. The Lightbox 3 presents a significant reduction in size, weight and cost compared to the existing platform, and is anticipated to accelerate the evaluation process and reduce barriers to developing new accounts. The Lightbox 3 fits into a case the size of a carry-on suitcase and weighs less than 20 pounds. This 90% reduction in size and weight over the prior generation Lightbox console provides for easy transport, efficient installation options, and a simplified service strategy.

The Company intends to initiate a limited launch of Lightbox 3 in the United States early in the first quarter of 2022 and subsequently expand to full commercial availability.

Avinger's proprietary Lumivascular technology allows physicians, for the first time ever, to see from inside the artery during an atherectomy or CTO-crossing procedure by using an imaging modality called optical coherence tomography, or OCT, that is displayed on Avinger's Lightbox console. Physicians performing atherectomy or crossing CTOs with other devices must rely solely on X-ray and tactile feedback to guide their interventions while treating complicated arterial disease. With the Lumivascular approach, physicians can more accurately navigate their devices and treat PAD lesions, due to real-time OCT images generated from inside the artery, without exposing healthcare workers and patients to the negative effects of ionizing radiation.

About Avinger, Inc.

Avinger is a commercial-stage medical device company that designs and develops the first and only image-guided, catheter-based system for the diagnosis and treatment of patients with Peripheral Artery Disease (PAD). PAD is estimated to affect over 12 million people in the U.S. and over 200 million worldwide. Avinger is dedicated to radically changing the way vascular disease is treated through its Lumivascular platform, which currently consists of the Lightbox imaging console, the Ocelot and Tigereye™ family of chronic total occlusion (CTO) catheters, and the Pantheris® family of atherectomy devices. Avinger is based in Redwood City, California. For more information, please visit www.avinger.com.

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Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding the potential benefits of Lightbox 3 for patients and healthcare providers, our ability to generate new account acquisitions, the impact of Lightbox 3 on the adoption of our image-guided devices and other technology, the impact of Lightbox 3 on the development and adoption of new catheter capabilities, the timing and scope of the commercial launch of Lightbox 3, and the impact of Lightbox 3 on our business. Such statements are based on current assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties, many of which are beyond our control, include our dependency on a limited number of products; the resource requirements related to Pantheris, Tigereye and our Lightbox imaging console; the outcome of clinical trial results; the adoption of our products by healthcare providers; as well as the other risks described in the section entitled "Risk Factors" and elsewhere in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 11, 2021 and in our Quarterly Reports on Form 10-Q. These forward-looking statements speak only as of the date hereof and should not be unduly relied upon. Avinger disclaims any obligation to update these forward-looking statements.

Investor Contact:

Mark Weinswig
Chief Financial Officer
Avinger, Inc.
(650) 241-7916
ir@avinger.com

Matt Kreps

Darrow Associates Investor Relations

(214) 597-8200

mkreps@darrowir.com